UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 7, 2015

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Technology Drive
San Jose, CA 95110
(Address of principal executive offices, including zip code)

(408) 441-0311
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Fiscal 2015 Executive Bonus Plan

On April 7, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Atmel Corporation (the “Company”) adopted an executive bonus plan for 2015. The executive bonus plan is an incentive program designed to motivate participants to achieve the Company’s financial and other performance objectives and to reward them if, and when, those objectives are met. All of the Company’s executive officers, including all of its officers designated as “Section 16” officers under the Securities Exchange Act of 1934, as amended, and other designated employees of the Company, are eligible to participate in the executive bonus plan (individually, a “Participant,” and collectively, the “Participants”). The Committee has made significant changes from the Company’s 2014 executive bonus plan that introduce: (a) three performance periods (first half 2015; second half 2015; and full year 2015), each equally weighted; (b) a minimum revenue hurdle based on “core products” that must be achieved for a Participant to receive any bonus payment for the revenue component; (c) materially increased threshold targets compared to the prior year; and (d) reduced payments for achievement at the threshold level compared to the prior year.

Target bonuses for Participants range from 40% to 160% of a Participant’s annual base salary.  The bonus actually paid to a Participant will be based on the achievement of (i) performance criteria within three, equally weighted, 2015 performance periods based on revenue and non-GAAP operating profit, (ii) individual performance objectives approved by the Committee, and (iii) for some Participants, business unit objectives tied to the business unit’s annual and semi-annual revenue and non-GAAP operating profit, non-GAAP operating expense and/or non-GAAP gross margin, or objectives tied to corporate sales revenue. For 2015, the performance periods under the Plan are: (x) full 2015 calendar year (January 1, 2015 to December 31, 2015); and (y) two semi-annual periods (January 1, 2015 to June 30, 2015 and July 1, 2015 to December 31, 2015). Achievement of each performance factor will be measured independently, and a minimum threshold for each factor must be met for any credit to be given to that factor. The Committee sets minimum threshold, target and maximum objectives for each annual and semi-annual period, based on semi-annual and annual goals evaluated under the Company’s annual operating plan, then-current business conditions and other factors deemed relevant by the Committee, including advice received from its independent compensation consultant. Financial objectives may be adjusted based on significant changes in Euro to U.S. dollar exchange rates during the relevant performance periods, as approved by the Committee. Bonuses will scale between threshold and target performance and target and maximum performance. The actual bonuses payable for 2015, if any, could range from zero to 200% of a Participant’s target bonus and will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Committee. In addition, the Committee retains discretion to reduce or increase the bonus that would otherwise be payable based on actual performance. No bonuses, however, will be paid under the executive bonus plan if the Company does not achieve an annual non-GAAP operating profit (excluding the effect of stock-based compensation expense, restructuring and impairment charges, acquisition and divestiture related expenses, certain legal, accounting and related payments, fees and expenses, intellectual property related settlement and license payments, and other items approved by the Committee). In addition, no bonuses will be paid on the revenue component of the executive bonus plan if the Company’s “core product” revenue for fiscal year 2015 does not exceed the Company’s “core product” revenue for fiscal year 2014. Notwithstanding the annual and semi-annual measurement of Company performance under the executive bonus plan, all bonuses earned (other than quarterly corporate sales revenue-related bonuses earned by Participants who are sales executives, which will be paid quarterly) will be paid after the close of the fiscal year, unless otherwise determined by the Committee. Based on competitive pay practices, market circumstances and other factors deemed relevant to the Committee, including the advice of its independent compensation consultant, the Committee retains discretion to approve partial or accelerated payment of bonuses earned for the first semi-annual performance period prior to the end of the 2015 fiscal year. With respect to Participants eligible to participate in the executive bonus plan as of April 7, 2015 (which may change over the course of the year), as of such date the aggregate amount of bonuses payable under the executive bonus plan to such Participants would be approximately $8,685,000 at target performance, and the aggregate amount of bonuses payable to such Participants would be approximately $17,370,000 at maximum performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMEL CORPORATION

Date: April 13, 2015	By:	/s/ Steve Skaggs
Steve Skaggs Senior Vice President and Chief Financial Officer